EXHIBIT 3.1
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                              AMENDMENT TO THE
                            AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT
                                     OF
                             KAANAPALI LAND, LLC


      THIS AMENDMENT TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of KAANAPALI LAND, LLC (the "Company") dated as of April 15, 2008, is entered into by PACIFIC TRAIL HOLDINGS, LLC its manager (the "Manager").

      WHEREAS, Section 3.1(b) of the Agreement grants the Manager the power and authority to cause the Company to issue additional equity in the Company, including, but not limited to the power and authority to designate additional classes of membership interest; and

      WHEREAS, pursuant to the authority granted to the Manager pursuant to Sections 3.1(b) and 9.1(b)(iii) of the Agreement, the Manager desires to amend the Agreement to establish a new class of membership interests in the Company to be designated as the Class C Common Shares, and to set forth the rights and terms of such Class C Common Shares as set forth in the ANNEX attached hereto.

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Manager hereby amends the agreement as follows:

      1. AMENDMENT. Effective as of the date hereof, the Agreement is amended to incorporate the ANNEX attached hereto as EXHIBIT C to the Agreement.

      2. CONTINUING EFFECTIVENESS. As herein amended, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

      3. GOVERNING LAW. This Amendment shall be governed by the internal laws of the State of Delaware.

      4. DEFINED TERMS. Except as otherwise specified herein, capitalized terms used and not defined herein shall have the respective meanings assigned such terms in the Agreement.

      IN WITNESS WHEREOF, the undersigned, the Manager of the Company has executed this Amendment to the Agreement as of the date first above written.

                              PACIFIC TRAIL HOLDINGS, LLC,
                              a Delaware limited liability company



                              By:   /s/ Gary Nickele
                                    ------------------------------
                                    Name:  Gary Nickele
                                    Title: President


                              Being the sole Manager of
                              Kaanapali Land, LLC, a Delaware
                              limited liability company


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                                  EXHIBIT C
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                  RIGHTS AND TERMS OF CLASS C COMMON SHARES


      Under the authority granted to it by Section 3.1 of the Amended and Restated Limited Liability Company Agreement of Kaanapali Land, LLC, a Delaware limited liability company (the "Company"), dated as of November 14, 2002 (the "LLC Agreement"), Pacific Trail Holdings, LLC, as the Manager of the Company, hereby establishes an additional class of membership interests entitled "Class C Common Shares." The Class C Common Shares shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption thereof:

      Section 1. ISSUANCE AND DESIGNATION. This class of membership interests shall be designated as Class C Common Shares (the "Class C Shares"). The Manager hereby authorizes 52,000 Class C Shares for issuance. Capitalized terms used but not expressly defined herein are used as defined in the LLC Agreement.

      Section 2. DEFINITIONS. For purposes of the Class C Shares, the following terms shall have the meanings indicated:

      "Common Shares" shall mean the membership interests of the Company as set forth in the LLC Agreement and referred to therein as the Class A Shares and Class B Shares, which became one class of regular Common Shares as of November 14, 2007. Common Shares as used in this EXHIBIT C shall not include the Class C Shares.

      "Issue Date" as to the Class C Shares shall mean the date on which the Class C Shares were first issued.

      "Preference Amount" shall mean, with respect to each Common Share, $19.00 per Share, less cumulative, aggregate distributions of Available Cash by the Company to each such Common Share from and after the Issue Date, subject to adjustment as provided in Section 6 hereof.

      "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds to be so paid on any series or class of Shares of the Company; PROVIDED, HOWEVER, that if any funds for any class or series of Shares ranking on a parity with the Class C Shares as to the payment of distributions are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class C Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      Section 3.  DISTRIBUTIONS.

            (a) The holders of Class C Shares shall be entitled to receive distributions of Available Cash on a per Share basis, in accordance with Section 5.1 of the LLC Agreement, pro rate with respect to each outstanding Common Share, on each Record













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      Date set for such purpose by the Manager; PROVIDED, HOWEVER, the
      Class C Shares shall be entitled to share in any distributions of Available Cash only from and after such time as cumulative, aggregate distributions by the Company with respect to each outstanding Common Share have reduced the Preference Amount to zero.

            (b) Subject to the distribution terms set forth in Section 3(a) above, so long as any Class C Shares are outstanding, no distributions shall be paid or set apart for payment on any class or series of Parity Shares (as defined in Section 8 hereof) for any period unless full cumulative distributions have been or contemporaneously are paid or a sum sufficient for the payment thereof set apart for such payment on the Class C Shares for all distribution periods terminating on or prior to the distribution payment date on such class or series of Parity Shares.

      Section 4.  LIQUIDATION.

      In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Class C Shares shall be entitled to receive liquidating distributions (if any) from the Company in the same amounts and the same manner as distributions of Available Cash as set forth in Section 3 hereof.

      Section 5.  REDEMPTION.

      The Class C Shares shall not be redeemable at the option of either the Company or any holder of Class C Shares; provided, however, that the Company may redeem some or all of the Class C Shares on such terms as may be mutually agreed between the Company and any holder of Class C Shares.

      Section 6.  ADJUSTMENTS TO PREFERENCE AMOUNT.

            (a) If the Company shall after the Issue Date (A) pay a distribution or make a distribution in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of Shares, (C) combine its outstanding Common Shares into a smaller number of Shares or (D) issue any Shares by reclassification of its Common Shares, the Preference Amount in effect at the opening of business on the day following the date fixed for the determination of holders of Common Shares entitled to receive such distribution or distribution or at the opening of business on the business day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted by multiplying (x) the Preference Amount in effect immediately prior to the close of business on the date fixed for the happening of any of the events described above by (y) a fraction, the numerator of which is the number of Common Shares outstanding immediately prior to such event and (z) the denominator of which is the number of Common Shares outstanding giving effect to such event. An adjustment made pursuant to this Section 6(a) shall become effective immediately after the opening of business on the business day next following the record date in the case of a distribution or distribution and shall become effective immediately after the opening of business on the business day next following the effective date in the case of a subdivision, combination or reclassification. In addition to the foregoing adjustment, in













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      the event of any distribution, subdivision, combination or reclassification of the Common Shares under this Section 6(a), the Company shall effect an equivalent and simultaneous pro rata distribution, subdivision, combination or reclassification of the Class C Shares.

            (b) If the Company shall distribute to all holders of its Common Shares any Shares (other than Common Shares) or evidence of its indebtedness or assets (excluding cash or other distributions in accordance with the terms of the LLC Agreement) or rights, options or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter in this Section 6(b) collectively called the "Securities" and individually a "Security"), then in each such case the Preference Amount shall be adjusted so that it shall equal the price determined by multiplying (x) the Preference Amount in effect immediately prior to the close of business on the date fixed for the determination of holders of Common Shares entitled to receive such distribution less (y) the then fair market value (as determined by the Manager in its sole discretion, whose determination shall be conclusive) of the portion of the Securities applicable to one Common Share. Such adjustment shall become effective immediately at the opening of business on the business day next following the record date for the determination of holders of Common Shares entitled to receive such distribution. If the fair market value (as determined by the Manager in its sole discretion, whose determination shall be conclusive) of the portion of the Securities applicable to one Common Share exceeds the then remaining unpaid Preference Amount, the holders of Class C Shares shall be entitled to participate in distributions of such Securities in excess of such Preference Amount on a pro rate basis per Share with the Common Shares as provided in
      Section 3(a).

            (c) No adjustment in the Preference Amount shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such amount; PROVIDED, HOWEVER, that any adjustments that by reason of this subparagraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 6 other than this Section 6(c) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a Share (with .05 of a Share being rounded upward), as the case may be.

            (d) If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Company's assets or recapitalization of the Common Shares and excluding any transaction as to which Section 6(a) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Class C Share shall thereafter be entitled to receive (x) the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction with respect to each Common Share reduced by (y) such shares, securities and other property with a









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      fair market value (as determined by the Manager in its sole discretion, whose determination shall be conclusive) in an amount equal to the then remaining unpaid Preference Amount. For purposes of determining the kind and amount of shares, securities and other property which each Class C Share shall be entitled to receive pursuant to the preceding sentence, the holder of Common Shares shall be assumed (i) not to be a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and
      (ii) to have failed to exercise its rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this Section 6(d) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Unit shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 6(d). The provisions of this Section 6(d) shall similarly apply to successive Transactions.

            (e) Whenever the Preference Amount is adjusted as herein provided, the Company shall promptly prepare a notice setting forth the Preference Amount after such adjustment, setting forth a brief statement of the facts requiring such adjustment and the effective date of such adjustment which notice shall be conclusive evidence of the correctness of such adjustment absent manifest error. The Company shall mail such notice to the holder of each Class C Share at such holder's last address as shown on the records of the Company.

            (f) There shall be no adjustment of the Preference Amount in case of the issuance of any Shares in a reorganization, acquisition or other similar transaction except as specifically set forth in this
      Section 6. If any action or transaction would require adjustment of the Preference Amount pursuant to more than one paragraph of this
      Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

            (g) If the Company shall take any action affecting the Common Shares, other than action described in this Section 6, that in the opinion of the Manager would materially and adversely affect the conversion rights of the holders of the Class C Shares, the Preference Amount for the Class C Shares may (but need not) be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Manager, in its sole discretion, may determine to be equitable in the circumstances.
















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      Section 7.  PREEMPTIVE RIGHT.

            (a) If at any time after the Issuance Date the Company desires to issue or sell for cash any additional Common Shares or securities convertible, exercisable or exchangeable for the Company's Common Shares (the "Additional Shares") to any Person (other than as part of a public offering registered under the Securities Act of 1933, as amended), the Company shall give a written notice (the "Issuance Notice") to the holders of Class C Shares setting forth the proposed terms of the sale of such Additional Shares and the quantity of Additional Shares to be issued, the proposed issuance date and the price at which such Additional Shares shall be issued. Each of the holders of Class C Shares shall have the option to purchase the number of Additional Shares necessary to maintain such holder's Ownership Percentage (as defined below) at the time of the Issuance Notice, which option may be exercised by giving written notice to the Company (the "Response Notice") within 14 days of the Issuance Notice that contains an agreement to purchase all or any portion of the Additional Shares to which such holder of Class C Shares is entitled to purchase. Failure by a holder of Class C Shares to give the Response Notice to the Company within such 14-day period shall be deemed to be a rejection of such option. For a period of 180 days after any Issuance Notice, the Company shall have the right to issue or sell to any Person (a "Third Party Buyer") up to the number of Additional Shares specified in the Issuance Notice less the number of Additional Shares subscribed for pursuant to duly tendered Response Notices at the same price and on other terms not materially less favorable to the Company than as specified in the Issuance Notice.
      At the time of the closing of the sale of the Additional Shares to one or more Third Party Buyers, the Company shall sell to such holder of Class C Shares and such holder of Class C Shares shall purchase the Additional Shares that such holder of Class C Shares agreed to purchase in the Response Notice, at the price and on the terms set forth in the Issuance Notice. If at the end of the 180th day following any Issuance Notice, the Company has not completed the issuance described in the Issuance Notice, each holder of Class C Shares that has provided a Response Notice shall be released from its obligations thereunder. The rights and obligations of the parties pursuant to this paragraph shall terminate upon the closing of an initial public offering. For purposes herein, "Ownership Percentage" shall mean the fraction (expressed as a percentage), the numerator of which is the number of Class C Shares owned by such holder and the denominator or which is the sum of the outstanding Common Shares and outstanding Class C Shares.

            (b) If the Company shall authorize the granting to the holders of Common Shares any rights, options or warrants to subscribe for or purchase any outstanding Shares of any class or any other rights, options or warrants, then the Company shall cause to be granted to each holder of Class C Shares a number of such rights, options or warrants on a per Share basis equal to the Ownership Percentage of such holder of Class C Shares.

            (c) The provisions of this Section 7 shall not apply to any issuance or award of additional Shares to employees or consultants of the Company in an aggregate amount not to exceed three percent (3%) of the issued and outstanding Common Shares.













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      Section 8.  RANKING.  Any class or series of Shares of the Company shall be deemed to rank:

            (a) prior to the Class C Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class C Shares; and

            (b) on a parity with the Class C Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Share thereof shall be different from those of the Class C Shares, if the holders of such class or series and the Class C Shares, shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Share or liquidation preferences, without preference or priority one over the other ("Parity Shares"). The Class C Shares shall rank on a parity with the Common Shares, subject to the terms of Section 3 hereof.

      Section 9. VOTING. Each Class C Share shall be entitled to vote, together with the Common Shares as a single class, on each matter presented for the vote or written consent of holders of Common Shares generally under the LLC Agreement. So long as any Class C Shares are outstanding, in addition to any other vote or consent of holders of Common Stock required by the LLC Agreement, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class C Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the LLC Agreement or this Exhibit C that materially and adversely affects the voting powers, rights or preferences of the holders of the Class C Shares; provided, however, that the amendment of the provisions of the LLC Agreement so as to authorize or create or to increase the authorized amount of any Shares of any class, whether ranking senior to or on a parity with the Class C Shares, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class C Shares.

      For purposes of the foregoing provisions of this Section 9, each Class C Share shall have one (1) vote per Share. Except as set forth herein, the Class C Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Company action.

      Section 10. TRANSFER RESTRICTIONS. Notwithstanding Article 6 of the LLC Agreement, the Company is authorized, in establishing any award or grant or other issuance of these Class C Shares, to agree or otherwise impose upon the holder of the Class C Shares, in connection with such award or grant or other issuance, additional restrictions on the transfer, sale or other disposition of any such Class C Shares.














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